Exhibit 99.1

Conn’s, Inc. Reports Retail Segment Net Sales Results for the Quarter Ended January 31, 2012

BEAUMONT, Texas--(BUSINESS WIRE)--February 7, 2012--Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its retail segment net sales results for the quarter ended January 31, 2012.

Retail segment net sales for the quarter ended January 31, 2012, of $189.5 million, increased $7.6 million, or 4.2%, compared to the quarter ended January 31, 2011. Retail segment net sales represent total product sales, repair service agreement commissions (excluding the impact of repair service agreement cancellations due to credit charge-offs) and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods, which excludes nine stores that have been closed, one store in the process of being closed and two stores with leases that expired during fiscal year 2012) increased 12.1% for the quarter ended January 31, 2012, compared to the same quarter in the prior fiscal year. Factors impacting the Company’s sales performance during the quarter were as follows:

  Continued increases in average selling prices in all major categories;
  Improved and expanded product selection in the Furniture and Mattresses category; and
  Same store sales benefitted from the store closures completed during fiscal year 2012, as the Company has been able to retain a portion of the sales from the closed locations.

“Despite weakness in the consumer market for televisions, we were pleased to deliver double digit same store sales growth for the second quarter in a row. In addition to the same store sales increase, we also increased our retail segment gross margin percentage by 500 basis points, or 21%,” commented Theodore Wright, Conn’s CEO.

The retail segment gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 29.0% for the quarter ended January 31, 2012, compared to 24.0% in the quarter ended January 31, 2011. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended January 31,						Same store
	2012	% of Total	2011	% of Total	Change	% Change	% change
	(dollars in thousands)
Consumer electronics	$76,754	40.5%	$90,707	49.9%	$(13,953)	-15.4%	-9.8%
Home appliances	44,798	23.6%	38,767	21.3%	6,031	15.6%	21.2%
Furniture and mattresses	27,746	14.7%	20,160	11.1%	7,586	37.6%	46.0%
Home office	18,777	9.9%	15,200	8.3%	3,577	23.5%	29.8%
Other	5,161	2.7%	4,117	2.3%	1,044	25.4%	33.1%
Total product sales	173,236	91.4%	168,951	92.9%	4,285	2.5%	9.0%

Repair service
agreement commissions	12,629	6.7%	9,179	5.0%	3,450	37.6%	38.5%
Service revenues	3,596	1.9%	3,778	2.1%	(182)	-4.8%
Total net sales	$189,461	100.0%	$181,908	100.0%	$7,553	4.2%	12.1%

Note: The amounts in the table reflect the results of the Company’s retail segment.

The following is a summary of some of the items impacting the Company’s key categories during the quarter, compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales decreased primarily as a result of a 30.6% decrease in the unit sales of televisions, while the average selling price increased 23.4%. The unit sales decrease was driven largely by the Company’s decision not to compete for low-priced, low-margin sales during the fourth quarter, in general, and specifically on Black Friday. Also, contributing to the decrease was a reduction in gaming hardware and software sales, partially offset by an increase in home theater sales;
  Home appliance category sales increased during the quarter on a 21.5% increase in the average selling price, partially offset by a 3.3% decrease in unit sales. Laundry sales were up 25.1%, refrigeration sales were up 13.3% and cooking sales were up 13.6%;
  The growth in furniture and mattress sales was driven by enhanced displays and product selection, and increased promotional activity, resulting in a 20.2% increase in unit sales of furniture and mattresses, combined with a 16.2% increase in the average selling price; and
  Home office sales grew primarily as a result of the expansion of tablet sales, and a 25.3% increase in the average selling price of laptop and desktop computers and netbooks, as the unit sales of those products decreased by 12.5%.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company has posted an updated investor presentation on its website at ir.Conns.com. The Company will host a conference call and audio webcast on Tuesday, April 3, 2012, at 10:00AM, CT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at ir.Conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 65 retail locations in Texas, Louisiana and Oklahoma: with 22 stores in the Houston area, 15 in the Dallas/Fort Worth Metroplex, seven in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:

  Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players and home theater products;
  Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories and mattresses; and
  Home office, including desktop, notebook, netbook and tablet computers, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  sales trends in the home appliances, consumer electronics and furniture and mattress industries and the Company's ability to respond to those trends;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  changes in the Company’s collection practices and policies;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Mike Poppe, (409) 832-1696 Ext. 3294
or
Investors:
S.M. Berger & Company
Andrew Berger, (216) 464-6400